Exhibit 10.6

[Execution Copy]

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Employment Agreement”), dated as of June 16, 2005, by and between Deltek Systems, Inc., a Virginia corporation (the “Company”), and Kevin Parker (the “Executive”).

WHEREAS, the Executive possesses skills, experience and knowledge that are of value to the Company;

WHEREAS, the Company desires to enlist the services of the Executive on behalf of the Company as its Chief Executive Officer, and the Executive is willing to render such services, in each case on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the sufficiency of which is acknowledged, the parties hereto agree as follows:

Section 1. Employment.

1.1. Term. Subject to Section 4 hereof, the Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in each case pursuant to this Employment Agreement, for a period commencing on June 27, 2005 (the “Effective Date”) and ending on the third anniversary of the Effective Date (the “Initial Term”); provided, however, that the period of the Executive’s employment pursuant to this Employment Agreement shall be automatically extended for successive one-year periods thereafter (each, a “Renewal Term”), in each case unless either party hereto provides the other party hereto with written notice that such period shall not be so extended at least 6 months in advance of the expiration of the Initial Term or the then-current Renewal Term, as applicable (the Initial Term and any Renewal Term, collectively, the “Term”). Each additional one-year Renewal Term shall be added to the end of the next scheduled expiration date of the Initial Term or Renewal Term, as applicable, as of the first day after the last date on which notice may be given pursuant to the preceding sentence.

1.2. Title; Duties; Place of Performance. During the Term, the Executive shall serve as Chief Executive Officer of the Company and such other positions as an officer or director of the Company and such affiliates of the Company as the Executive and the board of directors of the Company (the “Board”) shall mutually agree from time to time. In such positions, the Executive shall perform such duties, functions and responsibilities during the Term commensurate with the Executive’s positions as reasonably directed by the Board. In performing such duties, the Executive shall report to the Board. The Executive’s principal place of employment during the Term shall be Herndon, Virginia, except for travel as reasonably required in connection with the business and affairs of the Company.

1.3. Exclusivity. During the Term, the Executive shall devote substantially all of his business time and attention to the business and affairs of the Company, shall faithfully serve the Company, and shall conform to and comply with the lawful and reasonable directions and instructions given to him by the Board, consistent with Section 1.2 hereof. During the Term, the Executive shall use his best efforts to promote and serve the interests of the Company and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit; provided, that the Executive may (i) engage in charitable and community activities, (ii) manage personal and family investments and affairs, (iii) continue to serve on the Board of Directors of Polycom Inc. and the Board of Trustees of Clarkson University and (iv) with the consent of the Board, serve on other boards of directors or similar bodies, in each case so long as such other activities do not violate the terms of this Employment Agreement or interfere with the performance of his duties hereunder.

1.4. Service on the Board. During the Term, the Executive shall serve as a voting member of the Board.

Section 2. Compensation and Related Matters.

2.1. Salary. As compensation for the performance of the Executive’s services hereunder, during the Initial Term, the Company shall pay to the Executive an annual base salary (the “Base Salary”) of $450,000. The Company and the Executive shall negotiate an appropriate Base Salary in respect of any Renewal Term, but such Base Salary shall not be less than $450,000. The Base Salary shall be paid to the Executive in accordance with the Company’s standard payroll policies but not less frequently than in monthly increments.

2.2. Annual Bonus.

(a) For the fiscal year 2005 of the Company ending on December 31, 2005, the Company shall pay the Executive a guaranteed bonus of $175,000 (the “2005 Bonus”). $50,000 of the 2005 Bonus shall be deemed earned as of the Effective Date and shall be paid not later than 30 days after the Effective Date, and $125,000 of the 2005 Bonus shall be paid as and when bonuses in respect of the fiscal year 2005 are paid to other members of senior management of the Company.

(b) For each of the fiscal years 2006, 2007 and 2008 of the Company, the Executive shall receive a bonus (each, a “Target Bonus”) of $250,000, $300,000 and $350,000, respectively, if the Company meets its budgeted financial targets for such fiscal year as established by the Board. For fiscal years after 2008, the Executive and the Company shall negotiate an appropriate Target Bonus of not less than $400,000. The Company and the Executive shall negotiate appropriate Target Bonus amounts for lesser performance in respect of such fiscal years at the time that the financial targets are set. The Executive shall be entitled to additional bonuses, in the Board’s discretion, upon the achievement of other Company and individual performance goals established by the Board.

(c) The foregoing bonuses shall constitute the Executive’s exclusive bonus entitlement in respect of his employment with the Company. All bonuses earned by the Executive shall be paid as and when bonuses are paid to other senior executives of the Company but not later than 120 days after the end of the applicable performance period.

2.3. Equity Compensation. Effective as of the Effective Date, the Company shall grant the Executive a ten-year option (the “First Option”) to purchase 83,102 shares of common stock, par value $0.001 per share, of the Company (such shares, including any securities into which such shares are changed or for which such shares are exchanged, the “Common Stock”) and a ten-year option (the “Second Option”) to purchase 6,925 shares of Common Stock (the First Option and the Second Option, collectively, the “Options”). The First Option shall have a per share exercise price of $36.10, and the Second Option shall have a per share exercise price of $72.20. Each of the Options shall be evidenced by the form of Stock Option Agreement attached hereto as Exhibit A; provided, however, that (i) notwithstanding Section 4 of the Stock Option Agreement, (x) upon a Change in Control during the Term, the Options shall become exercisable in full to the extent then unexercisable (purely for clarification purposes, if there were still 90,027 unexercised shares subject to the Options and only 22,507 shares were exercisable immediately prior to the Change in Control, then all 90,027 shares subject to the Options will be exercisable as a result of this Section 2.3(x)) and (y) upon (A) a Qualifying Termination (as defined in Section 4 of this Employment Agreement) or (B) a termination of the Executive’s employment by reason of the death or Permanent Disability (as defined in Section 4 of this Employment Agreement) of the Executive, each of the Options shall become exercisable as to that portion thereof, if any, that would become exercisable during the period beginning of the date of termination and ending on the first anniversary of the date of termination assuming that the Executive’s employment had continued during the entirety of such period and (ii) notwithstanding Section 6.2 of the Stock Option Agreement, the Post-Termination Exercise Period (as defined therein) shall mean the period commencing on the date of termination and ending at the close of business 180 days following the date of termination. In addition, any additional stock options granted to the Executive by the Company during the Term shall contain terms not less favorable to the Executive than as set forth in the immediately preceding proviso. For purposes of this Section 2.3, a “Change in Control” shall have occurred if (A) any third party not affiliated with New Mountain Partners II, L.P., New Mountain Affiliated Investors II, L.P. or Allegheny New Mountain Partners, L.P. or any of their affiliates (collectively, “New Mountain”), but excluding the deLaski Shareholders (as defined in the Shareholders’ Agreement attached hereto as Exhibit B (the “Shareholders’ Agreement”)), owns, directly or indirectly, more voting capital stock of the Company than New Mountain owns or (B) a third party not so affiliated has or obtains the right to elect a majority of the Board.

2.4. Executive Benefits and Perquisites. During the Term, the Executive shall be eligible to participate in the executive and employee benefit programs of the Company as in effect from time to time, on terms no less favorable than those provided to any other Company employee.

2.5. Vacation. During each calendar year during the Term, the Executive shall be entitled to accrue four weeks of paid vacation (pro rated for partial calendar years) to be taken and/or carried over to subsequent years in accordance with the terms and conditions of the Company’s vacation policy.

2.6. Relocation Expenses. The Company shall pay or reimburse the Executive for all reasonable expenses that the Executive incurs in relocating to the Washington,

D.C. metropolitan area and for the cost of any temporary housing in the Washington, D.C. metropolitan area for the Executive during such period of relocation. Such expenses may include, without limitation, transportation of belongings to the East Coast; storage space (if necessary); house-hunting trips; brokers fees; set-up costs of telephone, cable and broadband; and airfare and lodging for family. Such payments and/or reimbursements shall be made as soon as practicable after the submission to the Company of covered expenses. The Company shall indemnify the Executive for any income taxes incurred by the Executive as a result of any such payment or reimbursement (including taxes imposed on the indemnification payment itself). Any such indemnification payments shall be made as soon as practicable after the submission to the Company of all expenses covered by this Section 2.6.

2.7. Business and Entertainment Expenses. The Company shall pay or reimburse the Executive for all commercially reasonable business out-of-pocket expenses that the Executive incurs during the Term in performing his duties under this Employment Agreement upon presentation of documentation and in accordance with the expense reimbursement policy of the Company as approved by the Board and in effect from time to time.

2.8. Directors and Officers Liability Insurance. From and after the Effective Date and for so long as the Company maintains any directors and officers liability insurance policy, the Executive shall be provided in respect of his service to the Company with the same coverage under such policy as is provided to other directors or officers of the Company in respect of their service to the Company. In addition, from and after the Effective Date, the Company shall indemnify the Executive to the maximum extent permitted under applicable law and/or the Company’s charter or by-laws to the extent that such indemnification is provided to other directors or officers of the Company. Such coverage and indemnification shall be provided, to the extent that the Executive is entitled thereto, without regard to the Executive’s termination of employment or service as a member of the Board.

2.9. Additional Options; Exercise of Options. In addition to the Options, the Executive shall be eligible for other grants of stock options, at the discretion of the Board. In addition, the Company may also grant the Executive additional stock options to the extent that options are granted to other employees of the Company during the Term. To the extent permitted by applicable law, in the event that the Common Stock is publicly traded, the Company shall cooperate with the Executive to establish broker-assisted cashless exercise procedures applicable to the Executive’s options. Any stock options (including, without limitation, the Options) shall be granted pursuant to an available exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), during the period that the Common Stock is not publicly traded. In the event the Common Stock is publicly traded, then the Company shall file and maintain an effective registration statement pursuant to the Securities Act to cover the issuance and resale of all shares subject to the Executive’s stock options. Such registration statement shall be effective prior to the Executive’s initial attempt to exercise his stock options after the Common Stock is publicly traded.

Section 3. Stock Purchase.

3.1. Terms and Conditions of Purchase. Not later than 90 days following Effective Date, the Company shall sell, and the Executive shall purchase, 13,850 shares of Common Stock at an aggregate purchase price of $499,985. In connection with such purchase, the Executive shall execute and deliver the Shareholders’ Agreement; provided, that (i) notwithstanding Section 1.8 of the Shareholders’ Agreement, (x) the Call Period applicable to “Immature Shares” (as defined therein) shall end on the two-month anniversary of the “initiation date” (as defined therein), and (y) the Call Period applicable to “Mature Shares” (as defined therein) shall end on the two-month anniversary of date of the Executive’s Termination (as defined therein), and (ii) notwithstanding Section 3.2(i) of the Shareholders’ Agreement, the “Fair Market Value” (as defined therein) of the Common Stock owned by the Executive shall not be determined by the Board but shall instead be determined by mutual agreement of the Executive and the Company or, in the absence of such agreement, by an investment banker or other third party valuation firm selected by mutual agreement of the Executive and the Company (or, in the absence of such mutual agreement, by the American Arbitration Association). The costs of any such investment banker or other third party valuation firm shall be borne by the Company. In the event the Common Stock is publicly traded, the Company shall file and maintain an effective registration statement covering the resale of the shares purchased by the Executive, or the Company shall ensure that it satisfies the requirements of Rule 144 of the Securities Act applicable to it so that Rule 144 is available for the Executive to sell such shares.

3.2. Sale of Shares. In the event that the Common Stock is publicly traded, the Company shall permit the Executive to adopt a “written plan for trading securities” within the meaning of Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended, to effect the sale of any shares of Common Stock owned by him, but only to the extent that he is permitted to sell such shares of Common Stock under the terms and conditions of the Shareholders’ Agreement. Nothing in this Employment Agreement shall be construed to permit the Executive to sell shares of Common Stock earlier than as permitted by Shareholders’ Agreement.

Section 4. Employment Termination.

4.1. Termination of Employment. The Company may terminate the Executive’s employment for any reason during the Term, and the Executive may voluntarily terminate his employment for any reason during the Term, in each case at any time upon not less than 60 days’ notice to the other party. Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall be entitled to receive payment of (1) any Base Salary, bonuses and benefits (including accrued vacation, if any) earned but unpaid through the date of termination and (2) any expenses incurred prior to the date of termination pursuant to Section 2.6 or 2.7 but not reimbursed (the “Accrued Base Salary and Benefits”). The Accrued Base Salary and Benefits shall be paid as soon as practicable after the date of termination.

4.2. Effect of a Qualifying Termination or a Termination by Reason of Death or Permanent Disability. If the Executive’s employment terminates during the Term and such termination is (i) a Qualifying Termination, (ii) by reason of his death or (iii) by the Company by reason of his Permanent Disability, then, in addition to the Accrued Base Salary and Benefits, the Executive shall be entitled to receive

(x) a severance payment (the “Salary Continuation Severance Payment”) in an amount equal to the Base Salary in effect at the time of termination of employment for (A) the remaining portion of the Initial Term or the then-current Renewal Term (whichever is applicable), or (B) 12 months following termination of employment, whichever is longer (provided, that if the Executive’s termination is by reason of his death or Permanent Disability, the Executive shall be entitled to receive a severance payment in an amount equal to the Base Salary in effect at the time of such termination for 12 months following such termination) (the period in respect of which the Executive is entitled to receive the Salary Continuation Severance Payment, the “Severance Payment Period”);

(y) an additional severance payment (the “Bonus Award Severance Payment”) in an amount equal to the sum of (A) 100% of the Target Bonus for the fiscal year of the Company preceding the fiscal year in which the termination occurs and (B) 100% of the Target Bonus for the fiscal year in which the termination occurs multiplied by a fraction, the numerator of which is the number of days that the Executive was employed in such fiscal year and the denominator of which is 365; and

(z) continuation of medical benefits for 18 months at active-employee rates.

The Salary Continuation Severance Payment shall be paid in substantially equal installments over the Severance Payment Period in accordance with the Company’s standard payroll practices with respect to active employees but not less frequently than monthly. The Bonus Award Severance Payment shall be paid in a lump sum within 30 days following the date of termination. Notwithstanding the preceding two sentences, if Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), would cause the imposition of an excise tax on the Salary Continuation Severance Payment or Bonus Award Severance Payment if paid as aforesaid, then (i) payment of the installments of the Salary Continuation Severance Payment shall commence upon the earliest date that complies with Section 409A without the imposition of the excise tax, and the first such installment shall include all portions of the Salary Continuation Severance Payment that would have been paid but for the application of Section 409A to the Salary Continuation Severance Payment, and (ii) the Bonus Award Severance Payment shall be paid upon the earliest date that complies with Section 409A without the imposition of the excise tax.

The Company’s obligations to make the payments set forth in this Section 4.2 shall be conditioned upon: (x) the Executive’s continued compliance with his obligations under Section 5 of this Employment Agreement and (y) the Executive’s execution, delivery and non-revocation of a valid and enforceable general release of claims substantially in the form attached hereto as Exhibit C.

For purposes of this Employment Agreement:

“Cause” shall mean, (A) a conviction of the Executive for the commission of a felony, (B) a commission by the Executive of one or more acts involving fraud or gross misconduct that cause material damage to the Company, (C) the Executive’s breach of any material terms of this Employment Agreement and such breach is not cured within 30 days after written notice by the Company to the Executive identifying such breach. Prior to terminating the Executive’s employment for Cause pursuant to clause (C), the Executive shall be given (1) a written notice of such determination setting forth the nature of such alleged Cause item and specifically stating the corrective action required, (2) a reasonable opportunity to meet with the Board (with the assistance of the Executive’s counsel if the Executive so elects) to discuss such item and required corrective action and (3) a reasonable opportunity to take the required action and cure such item.

“Good Reason” shall mean (A) a reduction, without the Executive’s written consent, of the nature and scope of the authorities, powers, functions or duties assigned to the Executive or the Executive’s compensation (including, without limitation, the Base Salary or Target Bonus) (for clarification purposes, it shall be deemed a reduction if the Executive is not at all times (i) the sole Chief Executive Officer of the Company (or, if more than 50% of the Company’s voting capital stock is owned, directly or indirectly, by one or more corporations or other entities in a single chain (but excluding any investment partnership or other investment fund) (a “Parent”), of the ultimate Parent), and (ii) a voting member of the Board (or, if there are one or more Parents, the Board of Directors (or, in the case of an entity that is not a corporation, comparable governing body) of the ultimate Parent)), (B) the Company’s requiring the Executive, without his prior written consent, to change the office location at which he is based which results in his having a commute to such location from his residence in excess of 75 miles or in excess of 120% (in miles) of his commute immediately prior to the date of such change of location, whichever is greater, or (C) the Company’s breach of any material terms of the Executive’s employment or this Employment Agreement, and, in the case of clause (A) or (C), such reduction or breach is not cured within 30 days after written notice by the Executive to the Company identifying such reduction or breach. In order to constitute a Qualifying Termination, the Executive must terminate his employment within 60 days after the basis for such termination becomes known to the Executive (or, in the case of clause (A) or (C), within 30 days after the Company has failed to cure such reduction or breach); provided, that, if the basis for Good Reason is that the Executive is no longer Chief Executive Officer of a Parent or a voting member of the Board of Directors of a Parent, then the Executive shall provide the Company with 60 days to cure such event after written notice of such event is given by the Executive to the Company.

“Permanent Disability” shall mean the permanent disability of the Executive in accordance with the long-term disability plan of the Company applicable to the Executive or, if there is no such plan, as set forth in Section 22(e)(3) of the Code.

“Qualifying Termination” shall mean the termination of the Executive’s employment (i) by the Company without Cause, (ii) by the Executive with Good Reason or (iii) upon expiration of the Term by reason of the Company’s having given notice that the Term will not be extended.

4.3. Exclusivity. The foregoing payments upon termination of the Executive’s employment shall constitute the exclusive severance payments due the Executive upon a termination of his employment.

4.4. Resignation from All Positions. Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall be deemed to have resigned, as of the date of such termination, from all positions he then holds as an officer, director or employee of the Company and each of its subsidiaries (including from the Board and each committee thereof).

4.5. Cooperation. Following the termination of the Executive’s employment with the Company for any reason, the Executive agrees to reasonably cooperate with the Company upon reasonable request of the Board and to be reasonably available to the Company with respect to matters arising out of the Executive’s services to the Company and its subsidiaries. The Company shall promptly pay or reimburse the Executive for expenses reasonably incurred in connection with such matters.

Section 5. Unauthorized Disclosure; Non-Solicitation; Non-Competition; Proprietary Rights.

5.1 Executive Covenants. The Executive agrees that (i) he shall not disclose or furnish to any other Person or use for his own or any other Person’s account any Confidential or Proprietary Information (other than in the course of his employment with the Company) except for Permitted Disclosures, (ii) he shall not, at any time during the Term and during the 12-month period commencing upon the date of his termination of employment for any reason, directly or indirectly solicit for employment, including without limitation, recommending to any subsequent employer the solicitation for employment of, any employee of the Company or any of its affiliates and (iii) he shall not, at any time during the Term and thereafter during the Restriction Period, engage in any Competitive Activity.

For purposes of this Employment Agreement:

“Company’s Market Area” shall mean: (x) the United States (including each state and the District of Columbia), and (y) each country or territory other than the United States which accounted for at least two and one-half percent (2-1/2%) of software license revenue by the Company and its subsidiaries during the 12 months immediately prior to Executive’s termination of employment as reported on the Company’s financial statements.

“Company Product” shall mean any project-based business management and/or sales management software and/or other product that, at the date of the Executive’s termination of employment, the Company or any of its subsidiaries is developing, implementing, marketing and/or selling.

“Competing Business” shall mean the business of (a) developing, implementing, marketing and/or selling any Company Products or Competing Products or (b) developing, providing, performing, marketing or selling any Competing Services.

“Competing Product” shall mean any product that directly competes with any Company

Product.

“Competing Service” shall mean implementation, consulting, support, maintenance, development and/or training services relating to or in connection with the use of any Company Products or Competing Products.

“Competitive Activity” shall mean, directly or indirectly, (i) owning, managing, operating, joining, controlling, being employed by, or participating in the ownership, management, operation or control of, or being connected in any manner with, including, without limitation, holding any position as a shareholder, director, officer, consultant, independent contractor, employee or partner of, spokesman for, or investor in, any Competitor, or (ii) acting as a Competitor in an individual capacity; provided, that in no event (i) shall ownership by the Executive of five percent (5%) or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be considered Competitive Activity, so long as the Executive does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a shareholder thereof, (ii) shall being employed by a Competitor, standing alone, be considered Competitive Activity, so long as (A) the Competitor has more than one discrete and readily distinguishable part of its business, (B) the Executive’s duties are not at or involving the part of the Competitor’s business that constitutes a Competing Business, including, without limitation, serving in a capacity where any Person involved in the part of the Competitor’s business that constitutes a Competing Business reports to the Executive and (C) the Executive notifies the Company of such employment prior to commencement of his employment with such Competitor, or (iii) shall being employed by a licensee of any Company Product and providing Competing Services to such licensee, standing alone, be considered Competitive Activity.

“Competitor” shall mean any Person that is directly engaged in (or intends or proposes to engage in, or has been organized for the purpose of engaging in) a Competing Business in the Company’s Market Area.

“Confidential or Proprietary Information” shall mean any non-public information about the Company or any of its affiliates which was acquired by the Executive during his employment with the Company or any of its affiliates and which has or is reasonably likely to have material competitive value to the Company or any of its affiliates or to a Competitor, but excluding information that is or becomes generally available to the public other than as a result of a breach of this Employment Agreement by the Executive.

“Permitted Disclosure” shall mean the disclosure of Confidential or Proprietary Information (i) made with the prior written consent of the Company or (ii) required to be disclosed by law or legal process.

“Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Restriction Period” shall mean (i) in the event that the Executive’s employment terminates for any reason prior to a Change in Control, the period commencing on the date of the Executive’s termination of employment and ending on the 12-month anniversary of such termination, and (ii) in the event that the Executive’s employment terminates for any reason on or after a Change in Control, the period commencing on the date of the Executive’s termination of employment and ending on the 6-month anniversary of such termination.

In addition, notwithstanding Sections 1.18, 1.19, 1.20, 1.23, 1.24, 1.25 and 1.45 of the Shareholders’ Agreement, the terms “Company’s Market Area”, “Company Product”, “Competing Product”, “Competitive Activity”, “Competitor”, “Confidential or Proprietary Information” and “Permitted Disclosure”, as such terms are used the Shareholders’ Agreement, shall have the meanings set forth in this Employment Agreement.

5.2 Confidentiality of this Employment Agreement. Other than with respect to information required to be disclosed by applicable law, the parties hereto agree not to disclose the terms of this Employment Agreement to any Person; provided the Executive may disclose this Employment Agreement and/or any of its terms to the Executive’s immediate family, financial advisors and attorneys, so long as every such Person to whom the Executive makes such disclosure agrees not to disclose the terms of this Employment Agreement further.

5.3 Remedies. The Executive agrees that any material breach of the terms of this Section 5 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all Persons acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants contained in this Section 5 are reasonable and necessary to protect the businesses of the Company and its affiliates because of the Executive’s access to Confidential Information and his material participation in the operation of such businesses.

Section 6. Effect of Section 280G of the Code.

6.1. Anything in this Employment Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution, or any acceleration of vesting of any benefit or award by the Company or its affiliates to or for the benefit of the Executive (whether paid or payable, distributed or distributable or accelerated or subject to acceleration pursuant to the terms of this Employment Agreement or otherwise, but determined without regard to any additional payments required under this Section 6) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the

“Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes imposed upon the Gross-Up Payment and any interest or penalties imposed with respect to such taxes, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The payment of a Gross-Up Payment under this Section 6 shall in no event be conditioned upon the Executive’s termination of employment or the receipt of severance benefits under this Employment Agreement. All calculations performed in connection with this Section 6 shall assume that the highest marginal tax rates apply to the Executive.

6.2. All determinations required to be made under this Section 6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the accounting firm that is retained by the Company as of the date immediately prior to the change in the ownership, effective control or a change in the ownership of a substantial portion of the assets of the Company (the “Accounting Firm”), which Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 30 days following the receipt of notice from the Company or the Executive that there has been a Payment (which notice shall contain all supporting documentation relating to the Payment), or such earlier time as is requested by the Company (collectively, the “Determination”). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of its services hereunder. The Gross-Up Payment under this Section 6 with respect to any Payment shall be paid, at the discretion of the Company, either to the Executive at least 30 days before the due date thereof or directly to the applicable taxing authorities on the Executive’s behalf not later than the due date thereof. The Determination by the Accounting Firm shall be binding upon the Company and the Executive.

6.3. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”) or Gross-Up Payments are made by the Company which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder. In the event that the Executive thereafter is required to make payment of any additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive as provided in Section 6.2. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse the Executive for the Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made, the Executive shall take reasonable steps to obtain a refund thereof from the applicable taxing authorities, and the Executive shall pay any such Overpayment to or for the benefit of the Company after the Executive has received the applicable tax refund from such taxing authorities related to such Overpayment. The Executive and the Company shall cooperate with each other with respect to any reasonable requests by a party in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

Section 7. Representation.

The Executive represents and warrants that (i) he is not subject to any contract, arrangement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits his ability to enter into and fully perform his obligations under this Employment Agreement and (ii) he is not otherwise unable to enter into and fully perform his obligations under this Employment Agreement.

Section 8. Withholding.

All amounts paid to the Executive under this Employment Agreement during or following the Term shall be subject to withholding and other employment taxes imposed by applicable law. The Executive shall be solely responsible for the payment of all taxes relating to the payment or provision of any amount or benefits hereunder.

Section 9. Miscellaneous.

9.1. Amendments and Waivers. This Employment Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the parties hereto; provided, that, the observance of any provision of this Employment Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver. The waiver by any party hereto of a breach of any provision of this Employment Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

9.2. Assignment; No Third-Party Beneficiaries. This Employment Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, and any purported assignment by the Executive in violation hereof shall be null and void. Nothing in this Employment Agreement shall confer upon any Person not a party to this Employment Agreement, or the legal representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Employment Agreement.

9.3. Notices. Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Employment Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, (ii) facsimile during normal business hours, with confirmation of receipt, to any facsimile number the Executive provides to the Company for purposes of receipt of notice, (iii) reputable commercial overnight delivery service courier or (iv) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

(a)	If to the Executive, to the most recent home address that the Company maintains in its records for the Executive; and

(b)	If to the Company, to:

Deltek Systems, Inc.

13880 Dulles Corner Lane

Herndon, VA 20171

Attention: Chief Financial Officer

Facsimile: (703) 734-1146

With a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Jonathan F. Lewis, Esq.

Facsimile: (212) 859-4000

All such notices, requests, consents and other communications shall be deemed to have been given when received. Any party may change its facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner then set forth.

9.4. Governing Law; Dispute Resolution.

(a) Governing Law. This Employment Agreement shall be construed and enforced in accordance with, and the rights and obligations of the parties hereto shall be governed by, the laws of the Commonwealth of Virginia, without giving effect to the conflicts of law principles thereof.

(b) Dispute Resolution. Except as set forth in Section 5.3 hereof, the parties hereto agree that any controversy or claim arising out of or relating to this Employment Agreement or the breach thereof, shall be settled by binding arbitration by an arbitrator, who shall be selected in accordance with the then-current arbitrator selection procedures of the American Arbitration Association. Such arbitration shall be conducted within 25 miles of the Executive’s most recent primary office location (absent mutual agreement by the parties to do otherwise) pursuant to the national rules for the resolution of employment disputes of the American Arbitration Association then in effect. The decision or award in any such arbitration shall be final and binding upon the parties and judgment upon such decision or award may be entered in any court of competent jurisdiction or application may be made to any such court for judicial acceptance of such decision or award and an order of enforcement. In the event that any procedural matter is not covered by the aforesaid rules, the procedural law of Virginia shall govern. The parties shall each bear their own costs in the arbitration, except that each shall pay 50% of all fees and expenses of any type assessed by the American Arbitration Association.

9.5. Severability. Whenever possible, each provision or portion of any provision of this Employment Agreement, including those contained in Section 5 hereof, shall be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Employment Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Employment Agreement in that jurisdiction or the validity or enforceability of this Employment Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Employment Agreement, including those contained in Section 5 hereof, is not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

9.6. Entire Agreement. From and after the Effective Date, this Employment Agreement, the Stock Option Agreements and the Shareholders’ Agreement shall constitute the entire agreement between the parties, and supersede all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the parties with respect to the subject matter hereof and thereof. The terms of this Employment Agreement shall prevail and govern in the event of any conflict in terms between this Employment Agreement and any Company agreement or Company policy applicable to Executive.

9.7. Counterparts. This Employment Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

9.8. Binding Effect. This Employment Agreement shall inure to the benefit of, and be binding on, the successors and assigns of each of the parties, including, without limitation, the Executive’s heirs and the personal representatives of the Executive’s estate and any successor to all or substantially all of the business and/or assets of the Company.

9.9. General Interpretive Principles. The headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Employment Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Words of inclusion shall not be construed as terms of limitation herein, so that references to “include”, “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations.

9.10. Mitigation. Notwithstanding any other provision of this Employment Agreement, (a) the Executive shall have no obligation to mitigate damages for any Qualifying Termination or for any breach or termination of this Employment Agreement by the Company, whether by seeking employment or otherwise and (b) the amount of any payment or benefit due the Executive under this Employment Agreement shall not be reduced or offset by any payment or benefit that the Executive may receive from any other source.

9.11. Legal Fees. The Company shall pay up to a maximum of $10,000 for legal fees and expenses incurred by the Executive in connection with the negotiation, preparation and execution of this Employment Agreement. The Company shall pay such amount directly to the Executive’s legal counsel within 30 days after the submission of an invoice to the Company.

IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement, effective as of the Effective Date.

DELTEK SYSTEMS, INC.

/s/ Kevin Parker	By:	/s/ Alok Singh
Kevin Parker	Name:	Alok Singh
	Title:	Vice President, Assistant
Secretary and Assistant Treasurer

Exhibit A - Form of Stock Option Agreement

[Executed Documents on file as Exhibits 10.7 and 10.8]

Exhibit B - Form of Shareholders’ Agreement

[Executed Document on file as Exhibit 9.1]

Exhibit C

Form of Release of Claims

WAIVER AND RELEASE OF CLAIMS

1. General Release. In consideration of the payments and benefits to be made under the Employment Agreement, dated as of June 16, 2005, to which Deltek Systems, Inc. (the “Company”) and Kevin Parker (the “Executive”) are parties (the “Employment Agreement”), the Executive, with the intention of binding the Executive and the Executive’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, agents, shareholders, attorneys, employees and employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known, unknown, suspected or unsuspected which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party (an “Action”) arising out of or in connection with the Executive’s service as an employee, officer and/or director to any member of the Company Affiliated Group (or the predecessors thereof), including (i) the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort and (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning harassment, discrimination, retaliation and other unlawful or unfair labor and employment practices), any and all Actions based on the Employee Retirement Income Security Act of 1974 (“ERISA”), and any and all Actions arising under the civil rights laws of any federal, state or local jurisdiction, including, without limitation, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), Sections 503 and 504 of the Rehabilitation Act, the Family and Medical Leave Act and the Age Discrimination in Employment Act (“ADEA”), excepting only:

(a) rights of the Executive under this Waiver and Release of Claims and the Employment Agreement;

(b) rights of the Executive relating to equity awards held by the Executive as of his date of termination;

(c) the right of the Executive to receive COBRA continuation coverage in accordance with applicable law and the Employment Agreement;

(d) rights to indemnification the Executive may have (i) under applicable corporate law, (ii) under the by-laws or certificate of incorporation of any Company Released

Party or (iii) as an insured under any director’s and officer’s liability insurance policy now or previously in force;

(e) claims (i) for benefits under any health, disability, retirement, deferred compensation, life insurance or other, similar employee benefit plan or arrangement of the Company Affiliated Group and (ii) for earned but unused vacation pay through the date of termination in accordance with applicable Company policy; and

(f) claims for the reimbursement of unreimbursed business expenses incurred prior to the date of termination pursuant to applicable Company policy.

2. No Admissions, Complaints or Other Claims. The Executive acknowledges and agrees that this Waiver and Release of Claims is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied. The Executive also acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any Actions against any Company Released Party with any governmental agency, court or tribunal.

3. Application to all Forms of Relief. This Waiver and Release of Claims applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorney’s fees and expenses.

4. Specific Waiver. The Executive specifically acknowledges that his acceptance of the terms of this Waiver and Release of Claims is, among other things, a specific waiver of any and all Actions under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything herein purport, to be a waiver of any right or Action which by law the Executive is not permitted to waive.

5. Voluntariness. The Executive acknowledges and agrees that he is relying solely upon his own judgment; that the Executive is over eighteen years of age and is legally competent to sign this Waiver and Release of Claims; that the Executive is signing this Waiver and Release of Claims of his own free will; that the Executive has read and understood the Waiver and Release of Claims before signing it; and that the Executive is signing this Waiver and Release of Claims in exchange for consideration that he believes is satisfactory and adequate. The Executive also acknowledges and agrees that he has been informed of the right to consult with legal counsel and has been encouraged to do so.

6. Complete Agreement/Severability. This Waiver and Release of Claims constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Waiver and Release of Claims. All provisions and portions of this Waiver and Release of Claims are severable. If any provision or portion of this Waiver and Release of Claims or the application of any provision or portion of the Waiver and Release of Claims shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Waiver and Release of Claims shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.

7. Acceptance and Revocability. The Executive acknowledges that he has been given a period of 21 days within which to consider this Waiver and Release of Claims, unless applicable law requires a longer period, in which case the Executive shall be advised of such longer period and such longer period shall apply. The Executive may accept this Waiver and Release of Claims at any time within this period of time by signing the Waiver and Release of Claims and returning it to the Company. This Waiver and Release of Claims shall not become effective or enforceable until seven calendar days after the Executive signs it. The Executive may revoke his acceptance of this Waiver and Release of Claims at any time within that seven calendar day period by sending written notice to the Company. Such notice must be received by the Company within the seven calendar day period in order to be effective and, if so received, would void this Waiver and Release of Claims for all purposes.

8. Governing Law. Except for issues or matters as to which federal law is applicable, this Waiver and Release of Claims shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia without giving effect to the conflicts of law principles thereof.

Kevin Parker